UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 16, 2015

Sunshine Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36539	30-0831760
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 752-6193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 16, 2015, Sunshine Bank (the “Bank”), the wholly-owned banking subsidiary of Sunshine Bancorp, Inc. (the “Company”), entered into a Purchase and Assumption Agreement with First Federal Bank of Florida (“First Federal”), pursuant to which the Bank agreed to acquire three First Federal branch offices, but only the office locations at 8307 Lockwood Ridge Rd., Sarasota, Florida and 6004 26th Street West, Bradenton, Florida. First Federal intends to close and consolidate the branch located at 126 South Osprey Ave., Sarasota, Florida into the other two branches prior to the completion of the transaction. The purchase includes the assumption of approximately $56.4 million of deposits for a deposit premium of 1.80% and approximately $8.3 million of loans at par value. The Bank has also agreed to purchase some selected fixed assets associated with the branches and intends to retain the branch employees.  Subject to regulatory approval and customary closing conditions, the transaction is expected to close in October 2015.

The foregoing description of the Purchase and Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Assumption Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference. A copy of the press release, dated July 17, 2015, issued by the Company to announce the execution of the Purchase and Assumption Agreement is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
     (d)  Exhibits.

Exhibit 2.1	Purchase and Assumption Agreement, dated as of July 16, 2015, between Sunshine Bank and First Federal Bank of Florida

Exhibit 99.1	Press Release announcing the Purchase and Assumption Agreement, dated July 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNSHINE BANCORP, INC.

DATE: July 17, 2015	By:	Vickie J. Houllis
Vickie J. Houllis, Senior Vice President and
Chief Financial Officer